Exhibit 10.6
LENNAR CORPORATION
2025 SHARE GRANT AGREEMENT

This is to certify that Lennar Corporation (“Lennar”) has granted (the “Grantee”) (i) restricted shares of Class A common stock (the “PSAs”) and (ii) restricted stock units relating to Class A common stock (the “PSUs” and, together with the PSAs, the “Performance Shares”), both of which are subject to the performance-based vesting criteria set forth below, and (iii) restricted shares of Class A common stock, which are subject to the time-based vesting criteria set forth below (the “Restricted Shares”, and together with the Performance Shares, the “Shares”). The Shares are being issued under the Lennar Corporation 2016 Equity Incentive Plan, as amended and restated (the “Plan”). All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.
Performance Shares

The number of Performance Shares that the Grantee actually earns for the Performance Period will be determined based on the level of achievement of the performance goals set forth in the table below (the “Performance Goals”). 100% of the PSAs will be earned if target performance levels are achieved (the “Target PSAs”). 100% of the PSUs will be earned if maximum performance levels are achieved. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on December 1, 2024 and ending on November 30, 2027. All determinations of whether the Performance Goals have been achieved, the number of Performance Shares earned by the Grantee, and all other matters related to the Performance Shares shall be made by the Committee in its sole discretion. The Performance Shares are subject to forfeiture until they vest. Except as otherwise provided herein, the Performance Shares will vest and become non-forfeitable, if at all, on the date the Committee certifies the achievement of the Performance Goals (the “Vesting Date”) and, with respect to PSUs, the applicable number of shares of Class A Common Stock will be issued to the Grantee in settlement of any vested PSUs within thirty (30) days following the Vesting Date. Performance Shares that have not vested by the Vesting Date shall be forfeited. Promptly following completion of the Performance Period (and no later than one hundred and twenty (120) days following the end of the Performance Period), the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (b) the number of Performance Shares that the Grantee shall earn, if any.

Payout	Relative Gross Profit Percentage*	Relative Return on Tangible Capital*	Relative Total Shareholder Return*	Debt/EBITDA Multiple
0%	< 25th Percentile	< 25th Percentile	< 25th Percentile	> 0.90
30% (threshold)	25th Percentile	25th Percentile	25th Percentile	0.75
100% (target)	65th Percentile	65th Percentile	65th Percentile	0.60
200% (maximum)	75th Percentile	75th Percentile	75th Percentile	≤ 0.45
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*Relative Gross Profit Percentage, Relative Return on Tangible Capital, and Relative Total Shareholder Return are determined using Lennar’s Peer Group consisting of Beazer Homes USA, Inc., D.R. Horton, Inc., KB Home, Meritage Homes Corporation, NVR, Inc., PulteGroup, Inc., Taylor Morrison Home Corporation, Toll Brothers, Inc., and TRI Pointe Group, Inc. In the event a company within the Peer Group is acquired by a company outside the Peer Group, the company would be removed from the Peer Group. In the event a company files for bankruptcy during the performance period, the company’s gross profit percentage, return on tangible capital, and total shareholder return would be reduced to -100% (i.e., assumed as worst performer within the Peer Group on the respective metrics).

Payouts for performance between threshold and target payout levels with respect to the PSAs and between target and maximum payout levels with respect to the PSUs will, in each case, be calculated by linear interpolation. The number of Performance Shares earned is determined independently for each component (e.g., maximum achievement for the relative gross profit percentage component, target achievement for the relative return on tangible capital component, target achievement for the relative total shareholder return component, and below-threshold achievement for the debt/EBITDA multiple component results in 100% payout of the PSAs).

In the event the Grantee has a Termination of Service on account of death or Disability prior to the Vesting Date, the Grantee will vest immediately on such date in the Target PSAs.

In the event the Grantee has a Termination of Service on account of Retirement prior to the Vesting Date, the Grantee will vest in the number of Performance Shares that the Grantee would have earned if the Grantee had remained employed for the entire Performance Period based on actual performance. The actual payout will not occur until after the end of the Performance Period, at which time Lennar’s performance during the Performance Period will be used to determine the number of Performance Shares that the Grantee would have earned if the Grantee had remained employed for the entire Performance Period. The payout to the Grantee who has a Termination of Service on account of Retirement will be made at approximately the same time as payouts are made to other Grantees with similar awards who are still employed by Lennar.

If within twenty-four months after a Change in Control, an event set forth in Section 13 of the Plan occurs, the Grantee will vest immediately on such date in the Target PSAs.

Subject to the terms and conditions set forth herein, (i) PSAs will be entitled to cash dividends and distributions paid or distributed in respect of outstanding shares of Class A Common Stock and (ii) PSUs will be entitled to be credited with dividend equivalent units in the form of additional PSUs, calculated at the fair market value of a share of Class A common stock on the dividend record date. Any cash dividends or other distributions on the PSAs and any dividend equivalents units credited with respect to the PSUs are subject to the same performance-based vesting criteria and paid, if at all, to the Grantee upon satisfaction of the performance-based vesting criteria applicable to the underlying Performance Shares with respect to which they were paid or distributed or credited, as applicable, (without regard to any time-based vesting criteria applicable thereto). In calculating the amount of cash dividends or other distributions to be paid or dividend equivalents units to be credited, the total Performance Shares earned by the Grantee at the end of the Performance Period will be used, and those Performance Shares will be considered for purposes of calculating the cash dividends or other distributions to be paid or distributed and the dividend equivalents units to be credited, as applicable, to be outstanding for the whole Performance Period.

Restricted Shares
The Restricted Shares subject to this Agreement shall be non-vested and subject to forfeiture as of the date of this Agreement. The Restricted Shares will vest as follows:

Vesting Date	% of Total Award Vesting	Restricted Shares
February 14, 2026	1/3
February 14, 2027	1/3
February 14, 2028	1/3
Total	100%
The Restricted Shares may be forfeited prior to vesting upon specified conditions as set forth in the Plan.

General
Lennar, or a subsidiary of Lennar, is required to collect from the Grantee and to pay withholding tax upon the vesting (or other income-recognition event) of any Shares. The Grantee will pay the withholding tax by the use of Shares becoming vested (or for which there was an income-recognition event) with a value as set forth in the Plan. If the Grantee is required to pay withholding tax with regard to shares that have not vested, a number of shares with a value equal to the amount of the withholding tax will be deemed immediately vested. Unless otherwise determined by the Committee, the Shares may not be assigned or transferred while they remain subject to possible forfeiture.

The Plan contains additional provisions which will affect the Shares. The Shares are subject in all respects to the Plan’s terms and conditions as they may be amended from time to time in accordance with the Plan which terms and conditions are incorporated herein by reference and made a part hereof and shall control in the event of any conflict with any other terms of this Agreement. A copy of the Plan is enclosed in this package in the “Award Information” section.

By accepting the grant of Shares, the Grantee acknowledges and agrees that (i) incentive-based compensation paid to the Grantee pursuant to this Agreement may be subject to recoupment or clawback to the extent permitted or required (A) by applicable law or applicable listing standards of a national securities exchange or (B) pursuant to the terms and conditions of any clawback or recoupment policy of the Company to the extent applicable to the Grantee, including the Clawback/Recoupment Policy provision in Section 14.2 of the Plan and the Executive Officer Recovery Policy and/or Section 2.11 of the Company’s Associate Reference Guide (each to the extent applicable to the Grantee, the “Clawback Policy”), as may be in effect from time to time, (ii) (A) a copy of the Plan and the Company’s Clawback Policy has been made available to the Grantee, (B) the Grantee has had an opportunity to review the Plan and the Clawback Policy and (C) the Grantee is bound by all the terms and conditions of the Plan and the Clawback Policy and (iii) the Grantee authorizes such recoupment or clawback and agrees to comply with any Company request or demand for such recoupment or clawback.

Dated: LENNAR CORPORATION

January 13, 2025
By: _________________
Stuart Miller
Executive Chairman and Co-Chief Executive Officer